Exhibit 21.1

LIST OF SUBSIDIARIES OF PRESIDIO PUBCO INC.

Entity	Jurisdiction
Presidio MidCo Inc.	Delaware
Prometheus Holdings LLC	Delaware
Presidio Investment Holdings LLC	Delaware
Trail Dust LLC	Delaware
Presidio Intermediate Holding Company LLC	Delaware
FTW Technologies LLC	Delaware
Presidio Employee Holdings Co. LLC	Delaware
Presidio Employee Co. LLC	Delaware
Presidio Holding Company LLC	Delaware
Presidio Petroleum LLC	Delaware
Presidio Borrower LLC	Delaware
Presidio WAB LLC	Texas
EQV Resources LLC	Delaware
Presidio Finance Holding Company LLC	Delaware
Presidio Finance LLC	Delaware
Presidio Finance Nominee Corp.	Texas